Exhibit 99.1     Press Release

PRESS RELEASE

APRIL 20, 2001
For IMMEDIATE RELEASE

CONTACT:    Paul C. Green, President and CEO
            (617) 769-1100

          MASSACHUSETTS FINCORP ANNOUNCES STRONG INCREASE IN FIRST
                         QUARTER EARNINGS PER SHARE

Quincy, MA - April 20, 2001 -- Massachusetts Fincorp, Inc. (OTCBB:MAFN), the holding company for Massachusetts Co-operative Bank announced sharply increased earnings per share for the quarter ended March 31, 2001 totaling $0.32 (diluted) based on net income of $155,000. Earnings per share for the quarter ended March 31, 2000 totaled $0.02, based on net income or $9,000, while earnings per share for the quarter ended December 31, 2000 totaled $0.15, based on net income of $71,000. President Paul C. Green, commenting on the significant increase in earnings stated, "The first quarter results are a strong indication of the initial success of our enhanced strategic plan. Increases in levels of loan origination and a focus on reducing the Bank's cost of funds, both key elements of the plan, have been the main contributors to our successful first quarter. We are pleased with our progress to date and will continue our efforts to produce growing and sustained earnings."

      Interest and dividend income for the quarter ended March 31, 2001 totaled $2.1 million, an increase of 14.1% from the quarter ended March 31, 2000. Interest income on loans increased by $212,000 and investment interest and dividends increased by $52,000, accounting for the change. Interest expense totaled $1.2 million, a 16.4% increase from the quarter ended March 31, 2000. Interest on deposits increased by $263,000 when comparing the two quarters, while interest on borrowed funds decreased by $97,000. The net interest margin decreased from 3.62% for the quarter ended March 31, 2000 to 3.59% for the quarter ended March 31, 2001. The interest margin has increased from the year end 2000 interest margin of 3.37%.

      The Company realized a $17,000 recovery of provision for loan loss during the first quarter of 2001, compared to a provision of $4,000 for the corresponding 2000 quarter. This decrease is the result of a decrease in the Bank's loan portfolio during the first quarter of 2001. The decrease in loans is attributed to accelerated payoffs on certain refinancable loan types. On an ongoing basis, management calculates the provision for loan loss necessary to support the risk inherent in the loan portfolio. Management believes that the balance in the reserve for loan losses is adequate to protect against losses inherent in the loan portfolio at this time. Without this recovery, earnings per share for the quarter ended March 31, 2001 would have been $0.30.

      Other income for the quarter ended March 31, 2001 totaled $163,000, an increase of 164.0% over the first quarter of 2000. This increase was centered primarily in gains on loans sold, the total of which increased from $14,000 for the quarter ended March 31, 2000 to $92,000 for the quarter ended March 31, 2001. This increase is the direct result of increased sold loan originations, an essential element of the enhanced strategic plan. Service fees and other miscellaneous income increased by $15,000, primarily because of the general growth of the Bank.

      Total operating expenses remained virtually constant, decreasing from $881,000 for the quarter ended March 31, 2000, to $880,000 for the quarter ended March 31, 2001. The decrease can be attributed primarily to the proxy contest in 2000, which contributed $31,000 in additional expenses. Additionally, advertising expenses decreased by $28,000, as the Quincy branch, opened in December 1999, was being heavily promoted during early 2000. These decreases are partially offset by an increase in salaries and benefits expenses totaling $42,000 or 8.8% and increases in occupancy costs of $27,000 or 23.3%.

      Total operating income was $238,000 for the three months ended March 31, 2001, compared with $17,000 for the three months ended March 31, 2000. Income taxes increased with the increase in income, at a tax rate of 35.1%.

      Total assets increased from $113.2 million at December 31, 2000 to $115.9 million at March 31, 2001. The increase is attributable to growth in loans available for sale, which increased from $1.6 million at December 31, 2000 to $4.4 million at March 31, 2001. This increase follows the enhanced strategic plan that calls for a significant increase in mortgage-banking activity. Cash and other assets increased by $612,000 when comparing March 31, 2001 with December 31, 2000. These increases were partially offset by a $766,000 decrease in net portfolio loans.

      The increase in total assets was funded by deposit growth as total deposits increased from $89.1 million at December 31, 2000 to $91.6 million. The increase in deposits was primarily in checking and savings accounts.

      The company computes diluted earnings per share based on weighted average shares outstanding totaling 487,165; 505,590; and 512,161, respectively, for the quarters ended March 31, 2001; December 31, 2000; and March 31, 2000.

      This press release contains forward-looking statements within the meaning of the federal securities laws. These statements are not historical facts, rather the statements are based on the Company's current expectations regarding its business strategies and their intended results for its future performance. Forward-looking statements are preceded by terms such as "expects," "believes," "anticipates," "intends" and similar expressions.

      Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to the Company's actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements.

      Factors that may cause or contribute to these differences include, without limitation, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in the Company's filings with the Securities and Exchange Commission.

      Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf. The Company assumes no obligation to update any forward-looking statements.

      Massachusetts Fincorp, Inc. is a publicly owned savings and loan holding company and the parent corporation of The Massachusetts Co-operative Bank, a Massachusetts stock co-operative bank offering traditional financial products and services. Massachusetts Co-operative Bank conducts business through its headquarters located at 70 Quincy Avenue, Quincy, MA 02169, and its offices located in Boston and East Milton.

                             (tables to follow)

                Massachusetts Fincorp, Inc. and Subsidiaries
                         CONSOLIDATED BALANCE SHEETS

                                                   March 31,       December 31,
                                                 ------------------------------
                                                     2001              2000
                                                 ------------------------------
                                                  (unaudited)

ASSETS
Cash and due from banks                          $  2,421,765      $  2,098,449
Federal funds sold                                  3,401,661         3,420,685
                                                 ------------------------------
      Total cash and cash equivalents               5,823,426         5,519,134

Securities available for sale                      15,169,702        15,039,257
Securities held to maturity, at cost                  510,091           512,843
Federal Home Loan Bank Stock, at cost               1,131,500         1,131,500
Mortgage loans held for sale                        4,350,661         1,585,330

Loans                                              84,350,578        85,122,944
Less:  allowance for loan losses                     (758,228)         (764,479)
                                                 ------------------------------
      Loans, net                                   83,592,350        84,358,465

Banking premises and equipment, net                 4,085,380         4,080,332
Accrued interest receivable                           686,076           602,738
Due from Co-operative Central Bank                    242,850           242,850
Other assets                                          330,648           129,629
                                                 ------------------------------

                                                 $115,922,684      $113,202,078
                                                 ==============================

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits                                         $ 91,558,713      $ 89,121,397
Federal Home Loan Bank borrowings                  13,513,089        13,598,922
Mortgagors' escrow accounts                           354,202           381,111
Accrued expenses and other liabilities                649,041           420,100
      Total liabilities                           106,075,045       103,521,530

Commitments and contingencies                               -                 -

Preferred stock, par value $.01 per share,
 500,000 shares authorized;
 no shares issued or outstanding                            -                 -
Common stock par value $.01 per share,
 2,500,000 shares authorized;
 545,481 shares issued and outstanding                  5,455             5,455
Treasury stock at cost, 42,150 shares at
 March 31, 2001                                      (594,059)         (510,434)
Additional paid-in capital                          5,141,285         5,141,285
Unallocated ESOP shares                              (305,466)         (305,466)
Unearned stock awards                                (192,010)         (205,102)
Retained earnings                                   5,799,510         5,644,812
Accumulated other comprehensive income                 (7,076)          (90,002)
                                                 ------------------------------
      Total Shareholders' equity                    9,847,639         9,680,548
                                                 ------------------------------

                                                 $115,922,684      $113,202,078
                                                 ==============================

See accompanying notes to unaudited consolidated financial statements.

                Massachusetts Fincorp, Inc. and Subsidiaries
         CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

                                                     For the Three Months Ended
                                                             March 31,
                                                     --------------------------
                                                        2001            2000
                                                     --------------------------
                                                            (unaudited)

Interest and dividend income:
  Interest and fees on loans                         $1,809,693      $1,598,904
  Interest  on investments                              241,911         189,067
  Dividends on investments                               45,784          48,804
  Interest on Federal funds sold                         28,317          25,698
                                                     --------------------------
      Total interest and dividend income              2,125,705       1,862,473
                                                     --------------------------
Interest expense:
  Interest on deposit accounts                          960,423         697,236
  Interest on borrowed funds                            227,205         324,676
                                                     --------------------------
      Total interest expense                          1,187,628       1,021,912
                                                     --------------------------
Net interest income                                     938,077         840,561
Provision for loan losses                               (16,835)          4,264
                                                     --------------------------
Net interest income, after provision for loan
 losses                                                 954,912         836,297
                                                     --------------------------

Non-interest income:
Customer service fees                                    47,134          31,946
Loan fees and gain on sale of loans and loan
 servicing rights                                        92,191          14,147
Net (loss) gain on sales of securities available
 for sale                                                    (5)              -
Miscellaneous                                            23,833          15,698
                                                     --------------------------
      Total non-interest  income                        163,153          61,791
                                                     --------------------------

Non-interest expense:
  Salaries and employee benefits                        518,733         476,824
  Occupancy and equipment                               142,841         115,890
  Data processing                                        42,484          44,933
  Contributions                                             774             930
  Other general and administrative                      174,838         242,725
                                                     --------------------------
      Total non-interest expense                        879,670         881,302
                                                     --------------------------
Income before income tax provision                      238,395          16,786
Income tax provision                                     83,699           7,873
                                                     --------------------------
Net income                                           $  154,696      $    8,913
                                                     ==========================

Other comprehensive income, net of tax:
Unrealized holding gains (losses) on securities
 arising during the period                               82,926         (53,493)
Less:  reclassification adjustment for losses
 (gains) included in net income                               -               -
                                                     --------------------------
Other comprehensive income (loss), net of tax            82,926         (53,493)
                                                     --------------------------
Comprehensive income                                 $  237,622      $  (44,580)
                                                     ==========================

Earnings Per Share:
Basic                                                $     0.32      $     0.02
Diluted                                              $     0.32      $     0.02

Weighted Average Shares Outstanding:
Basic                                                   480,008         511,117
Diluted                                                 487,165         512,161

See accompanying notes to unaudited consolidated financial statements.